UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) April 12, 2001
                                                          ------------------



                  EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.

             (Exact name of registrant as specified in its charter)


            Delaware                 0-15587             52-0991911
    ----------------------------     -------         ------------------------
    (State or Other Jurisdiction    (Commission      I.R.S. Employer ID Number
        of Incorporation or         File Number)
           Organization)


                11019 McCormick Road, Hunt Valley, Maryland 21031
                -------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


         Registrant's telephone number, including area code 410/584-7000
                                                            ------------

Item 5.  Other Events.

                  EA Engineering, Science, and Technology, Inc.
                      Announces Second Quarter 2001 Results

Contacts:    Melissa L. Kunkel, Director of Marketing and Communications

             Tel. (410) 527-2442   FAX:  (410) 771-9148
             World Wide Web Site:  http://www.eaest.com

For Release: Immediately upon receipt

BALTIMORE, MARYLAND, April 12, 2001...EA Engineering, Science, and Technology, Inc. (NASDAQ: EACO) today reported results for the second fiscal quarter and six months ended February 28, 2001.


Net revenue for the fiscal 2001 second quarter was $8,775,500, compared to $8,778,900 for the same period in fiscal 2000. Although net revenue for the quarter was flat, it was achieved through higher utilization of technical staff. The Company attributed the flat net revenue and lower technical headcount to certain contract delays in several regions. Net loss for the fiscal 2001 second quarter was $25,600, compared to net income of $57,400, or $0.01 per share in the fiscal 2000 second quarter. New orders remained strong at $12.5 million for the fiscal 2001 second quarter, up from $12.4 million in the fiscal 2000 comparable period.

Net revenue for the first six months of fiscal 2001 was $17,268,600, compared to $17,481,000 for the comparable period in fiscal 2000. The Company reported net income of $77,700, or $0.01 per share for the first six months of fiscal 2001, compared to net income of $285,700, or $0.05 per share for the first six months of fiscal 2000. New orders for the six-month period were $28.0 million, versus $25.4 million for the fiscal 2000 comparable period.

Loren D. Jensen, EA's President and Chief Executive Officer said, "EA's results in the second quarter were impacted by delays in the execution of contracts in certain regions, limiting our ability to add new staff and generate additional revenue. As these contracts are executed, EA's net revenue and net income, as well as staff growth, are anticipated to increase. Based on our continued growth in new orders, the demand for our services remains strong. For the six-month period, new orders are up more than 10 percent over the same period last year, reflecting an impressive increase in the replacement rate of the Company's federal government contract capacity, as well as sustained momentum in capturing private sector and state and local government contracts."

Barbara L. Posner, EA's Chief Operating Officer and Chief Financial Officer, added, "On a quarter to quarter comparison, our net revenue was flat; however, net revenue per capita increased, indicating that we are doing the same amount of work with fewer people. Further, although our overall headcount is down quarter to quarter, technical staffing in four of our six regions is up. Operating costs during the quarter increased due to regional operations one time non-recurring charges and increases in annual salary and fringe benefit costs that came into effect during the quarter. These costs were partially offset by our continued reduction of SG&A expenses, both through cost containment at the regional level and a reduction in corporate overhead expense."

Dr. Jensen added, "Business remains strong and we expect to continue to gain momentum through the third and fourth quarters, reflecting the results of our highly focused sales and marketing efforts over the past twenty-four months. As an example of this success, we are awaiting the execution of numerous federal contracts, which will fuel both top line and bottom line growth in several of the Company's regional operations."

Commenting on the evaluation of strategic alternatives, Dr. Jensen stated, "The process of evaluating strategic alternatives continues into the second half of fiscal 2001. Although we are proceeding diligently, it is not possible to provide any indication of when the process will conclude or what result will be reached." The Company also noted that as a matter of corporate policy it will not comment further on the process other than in a formal press release at such time as it is appropriate.

EA Engineering, Science, and Technology, Inc., is a publicly held consulting firm specializing in water resource issues, strategic environmental management, and regulatory compliance solutions. EA has developed a uniquely integrated and broadly diversified scientific, technological and engineering approach to identifying, understanding, and solving the complex environmental and health and safety issues of it's clients. Through a network of more than 20 offices, EA provides its services to federal and state governmental agencies, and a broad spectrum of commercial and industrial clientele, both in the United States and abroad.

Certain of the statements contained in this news release are forward-looking statements that involve risks and uncertainties, such as those related to the Company's contracts and other business risks, including general economic conditions, and industry-wide market factors, as detailed from time to time in the Company's filings with the Securities and Exchange Commission.

The Company's results of operations are also affected by significant competition in the industry, including a very competitive requirement for successful bidding and solicitation of contracts. As such, operating results for the reporting period are not necessarily indicative of the results that may be expected for any subsequent periods. The Company does not undertake to publicly update its forward-looking statements even if experience of future changes indicate that such results or events (expressed or implied) will not be realized.


         EA Engineering, Science, and Technology, Inc. and Subsidiaries
                         Consolidated Operating Results

                                                      Three Months Ended                Six Months Ended
                                               -----------------------------     -----------------------------
                                                February 28,    February 29,     February 28,     February 29,
                                                    2001            2000             2001              2000
                                               ------------     ------------     ------------     ------------
Total revenue                                  $ 14,887,100     $ 13,830,200     $ 29,600,700     $ 28,638,800
     Less subcontractor costs                    (4,736,000)      (3,800,300)      (9,478,000)      (8,381,800)
     Less other project costs                    (1,375,600)      (1,251,000)      (2,854,100)      (2,776,000)
                                               ------------     ------------     ------------     ------------

Net revenue                                       8,775,500        8,778,900       17,268,600       17,481,000

Cost and operating expense:
     Direct Salaries and Other Operating          7,110,100        6,817,600       13,796,200       13,452,800
     Sales, general, and administrative           1,625,300        1,812,100        3,171,100        3,451,100
                                               ------------     ------------     ------------     ------------

     Total costs and operating expense            8,735,400        8,629,700       16,967,300       16,903,900

Income from operations                               40,100          149,200          301,300          577,100

Other income and expense:
     Interest expense                              (110,900)         (76,000)        (219,500)        (149,100)
     Interest income                                 28,200           22,400           47,900           48,700
                                               ------------     ------------     ------------     ------------
     Other income and expense, net                  (82,700)         (53,600)        (171,600)        (100,400)

Income before income taxes                          (42,600)          95,600          129,700          476,700
(Benefit) provision for income taxes                (17,000)          38,200           52,000          191,000
                                               ------------     ------------     ------------     ------------

Net (Loss) income                              ($    25,600)    $     57,400     $     77,700     $    285,700
                                               ============     ============     ============     ============

Basic EPS                                       $      0.00     $       0.01     $       0.01     $       0.05
Diluted EPS                                     $      0.00     $       0.01     $       0.01     $       0.05

Weighted average shares outstanding               5,835,200        6,135,400        5,867,300        6,161,000
Diluted weighted average shares outstanding       5,861,900        6,145,700        5,875,200        6,162,350

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  EA Engineering, Science, and Technology, Inc.
                                   Registrant

Date:           April 13, 2001               By:  /s/ Barbara L. Posner
       ---------------------------------        -----------------------------
                                                 Barbara L. Posner
                                                 Chief Financial Officer
                                                 Chief Operating Officer